Exhibit 5.1

June 24, 2024

New Horizon Aircraft Ltd. (the “Company”)

3187 Highway 35

Lindsay, Ontario K9V 4R1

Dear Sirs:

Re:	Registration Statement on Form S-1

We have acted as Canadian counsel to the Company, a company continued pursuant to the laws of the province of British Columbia, Canada, in connection with the proposed offer and sale by the Company (the “Offering”) of up to 4,729,729 units (each, a “Unit”), with each Unit consisting of either (i) one Class A ordinary share with no par value of the Company (a “Share”, and each Class A ordinary share with no par value in the authorized share structure of the Company, a “Common Share”) and one share purchase warrant (a “Warrant”) to purchase one Common Share (a “Warrant Share”); or (ii) one pre-funded warrant (a “Pre-funded Warrant”) to purchase one Common Share (a “Pre-funded Warrant Share”) at an exercise price of US$0.00001 (the “Pre-funded Warrant Exercise Price”) and one Warrant. The Shares, the Warrants, the Warrant Shares, the Pre-funded Warrants and the Pre-funded Warrant Shares are included in a registration statement on Form S-1 under the U.S. Securities Act of 1933, as amended (the “Act”), filed with the United States Securities and Exchange Commission (the “Commission”) on June 24, 2024 (the “Registration Statement”).

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

We are rendering this opinion at the request of the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

For the purpose of giving this opinion we have:

(a)	examined, among other things:

(i)	a certificate of an officer of the Company dated the date hereof with respect to the factual matters referred to herein; and

(ii)	originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

Gowling WLG (Canada) LLP Suite 2300, 550 Burrard Street, Bentall 5 Vancouver, British Columbia V6C 2B5 Canada	T +1 (604) 683-6498 F +1 (604) 683-3558 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

(b)	considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

We have not reviewed the minute books or, except as described above, any other corporate records of the Company.

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this letter.

For the purposes of the opinion expressed below:

(a)	we have assumed, without independent investigation or inquiry that with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents; and

(b)	in paragraph 3, we have assumed that the sum of the subscription price of the Pre-funded Warrants and the Pre-funded Warrant Exercise Price constitutes the consideration paid for the Pre-funded Warrant Shares.

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable there in force on the date hereof.

Based and relying on the foregoing and subject to the exceptions and qualifications hereinbefore set out, we are of the opinion that:

1.	Up to 4,729,729 Shares have been duly authorized for issuance, and upon the Company’s receipt in full of the subscription price for the 4,729,729 Shares, such Shares will be validly issued as fully paid and non-assessable.

2.	The Warrants and the Pre-funded Warrants have been duly authorized for issuance.

3.	Up to 4,729,729 Warrant Shares have been duly authorized and, when issued upon the exercise of the Warrants in accordance with the terms of the certificates representing the Warrants and, upon the Company’s receipt in full of the exercise price for the Warrants, the Warrant Shares will be validly issued as fully paid and non-assessable.

4.	Up to 4,729,729 Pre-funded Warrant Shares have been duly authorized and, when issued upon the exercise of the Pre-funded Warrants in accordance with the terms of the certificates representing the Pre-funded Warrants and, upon the Company’s receipt in full of the subscription price for the Pre-funded Warrants and the Pre-funded Warrant Exercise Price, the Pre-funded Warrant Shares will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties. This opinion may not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published nor circulated without our express written consent.

Yours truly,

/s/ Gowling WLG (Canada) LLP